INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS
Record year as licensing momentum drives a 24% increase in annualized recurring revenue1
Near-record annual revenue drives all-time record levels of net income, adjusted EBITDA2, non-GAAP EPS3 and free-cash flow4

WILMINGTON, DE. - February 5, 2026 - InterDigital, Inc. (Nasdaq: IDCC), a wireless, video, and AI technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2025.
"We finished the year with another strong quarter to cap an outstanding performance in 2025," said InterDigital President and CEO, Liren Chen. "Through the year we accelerated momentum across our licensing programs, including a record performance in smartphones; we significantly deepened our AI expertise and industry leadership in our research teams; and we drove double digit growth in our patent portfolio to help us deliver long-term value for shareholders."
Business Highlights for Full Year 2025
•Completed the most valuable license in our history with Samsung, and new license agreements with top-ten smartphone vendors vivo and Honor, as well as HP, the world’s largest PC manufacturer
•Near-record level total revenue of $834.0 million; including record level smartphone revenue of $678.9 million
•Annualized recurring revenue1 ("ARR") increased 24% year-over-year from $468.0 million to $582.4 million
•Record levels of net income of $406.6 million and adjusted EBITDA2 of $588.9 million
•GAAP EPS of $11.80 and record non-GAAP EPS3 of $15.31
•Record levels of net cash provided by operating activities of $544.5 million and free cash flow4 of $473.9 million
•Awarded injunctions against Disney video streaming services by courts in Brazil and Germany
•Grew our patent portfolio 14% to ~38,000 granted patents and patent applications
•Acquired video AI start-up Deep Render
•Recognized by Fortune, Forbes, Newsweek and Time for our growth, financial performance, and business successes
Fourth Quarter and Full Year 2025 Financial Highlights:
Fourth quarter 2025 revenue included $12.6 million of catch-up revenue, compared with $135.8 million in fourth quarter 2024 (primarily related to the 2024 OPPO license agreement and the Lenovo arbitration). The year-over-year decline in catch-up revenue drove lower revenue, EPS, non-GAAP EPS3, and adjusted EBITDA2 in fourth quarter 2025.
Full year 2025 revenue included $277.4 million of catch-up revenue, compared with $460.1 million in full year 2024 (primarily related to the Samsung TV license agreement, the OPPO license agreement and Lenovo matters). Operating expenses decreased $55.8 million year-over-year, mainly due to lower revenue-share costs. Higher recurring revenue, along with the reduction in operating expenses drove higher EPS, non-GAAP EPS3, and adjusted EBITDA2 in full year 2025 versus full year 2024.

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in millions, except per share data)	2025	2024	Change	2025	2024	Change
GAAP Results:
Revenue	$158.2	$252.8	(37)%	$834.0	$868.5	(4)%
Operating expenses	$110.4	$90.3	22%	$373.2	$429.0	(13)%
Net income	$43.0	$133.1	(68)%	$406.6	$358.6	13%
Net income margin	27%	53%	(26) ppt	49%	41%	8 ppt
Diluted EPS	$1.20	$4.09	(71)%	$11.80	$12.07	(2)%
Non-GAAP Results:
Adjusted EBITDA [2]	$88.2	$198.1	(55)%	$588.9	$551.0	7%
Adjusted EBITDA margin [2]	56%	78%	(22) ppt	71%	63%	8 ppt
Non-GAAP Net income [3]	$65.9	$150.6	(56)%	$465.1	$408.9	14%
Non-GAAP EPS [3]	$2.12	$5.15	(59)%	$15.31	$14.97	2%
Additional Information:
Revenue by type:
Annualized recurring revenue [1]	$582.4	$468.0	24%
Catch-up revenue	$12.6	$135.8	(91)%	$277.4	$460.1	(40)%
Revenue by program:
Smartphone	$123.4	$230.6	(47)%	$678.9	$597.5	14%
CE, IoT/Auto	$34.8	$21.8	60%	$154.6	$268.7	(42)%
Other	$—	$0.4	(90)%	$0.5	$2.3	(77)%
Return of Capital to Shareholders

(in millions, except per share data)	Share Repurchases		Dividends Declared		Total Return of Capital
	Shares	Value	Per Share	Value
Fourth quarter 2025	0.1	$35.7	$0.70	$18.0	$53.7
Fiscal year 2025	0.4	$102.3	$2.60	$67.1	$169.4
Convertibility of 2027 Notes
Pursuant to the terms of the Indenture governing InterDigital’s 3.50% Senior Convertible Notes due 2027 (the “Notes”), the Notes are convertible during its calendar quarter ending March 31, 2026. The current conversion rate of the Notes is 12.9041 shares of InterDigital’s Common Stock per $1,000 principal amount of the Notes.
Upon the conversion of any Notes, InterDigital will pay cash up to the aggregate principal amount of the Notes to be converted, and will pay cash, shares of its Common Stock or a combination of cash and shares of its Common Stock for any conversion obligation in excess of the aggregate principal amount being converted, if any, at InterDigital’s election, as set forth in the Indenture governing the Notes.
At the time InterDigital issued the Notes, InterDigital entered into call spread transactions that together were designed to have the economic effect of reducing the net number of shares that will be issued in the event of conversion of the Notes by, in effect, increasing the conversion price of the Notes from InterDigital’s economic standpoint from $77.49 to $105.67. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Notes, Hedge and Warrant Transactions" in InterDigital’s Form 10-K for the year ended December 31, 2025 for more information.

Near-Term Outlook
The table below presents guidance of the company's current outlook for first quarter and full year 2026. The outlook for first quarter 2026 covers existing licenses and does not include any new agreements or enforcement action results we may sign or receive over the balance of the first quarter. The outlook for full year 2026 includes both existing licenses and the expected contributions from new agreements and/or enforcement actions we may receive over the balance of the year.

(in millions, except per share data)	Q1 2026	Full Year 2026
Revenue	$194 - $200	$675 - $775
Adjusted EBITDA [2]	$101 - $110	$381 - $477
Diluted EPS	$1.61 - $1.86	$5.77 - $8.51
Non-GAAP EPS [3]	$2.39 - $2.68	$8.74 - $11.84
Conference Call Information
InterDigital will host a conference call on Thursday, February 5, 2026 at 10:00 a.m. ET to discuss its fourth quarter and full year 2025 financial performance and other company matters.
For a live webcast of the conference call visit www.interdigital.com and click on the “Webcast” link on the Investors page. The company encourages participants to take advantage of the webcast option.
See below for dial-in details to join the call telephonically:
USA - Toll-Free (800) 715-9871
USA / International Toll +1 (646) 307-1963
Conference ID 1851290 or Conference Name
A replay of the conference call will be available on InterDigital’s website under Events in the Investors section. The replay will be available for one year.
About InterDigital®
InterDigital is a global research and development company focused primarily on wireless, video, artificial intelligence (“AI”), and related technologies. We design and develop foundational technologies that enable connected, immersive experiences in a broad range of communications and entertainment products and services. We license our innovations worldwide to companies providing such products and services, including makers of wireless communications devices, consumer electronics, IoT devices, cars and other motor vehicles, and providers of cloud-based services such as video streaming. As a leader in wireless technology, our engineers have designed and developed a wide range of innovations that are used in wireless products and networks, from the earliest digital cellular systems to 5G and today’s most advanced Wi-Fi technologies. We are also a leader in video processing and video encoding/decoding technology, with a significant AI research effort that intersects with both wireless and video technologies. Founded in 1972, InterDigital is listed on Nasdaq.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
For additional financial measures, refer to our Annual Report on Form 10-K for the year ended December 31, 2025 and the financial metrics tracker, which are available on the Investor Relations section of our website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations. Words such as “believe,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “goal,” “could,” "would," "should," "if," "may," "might," "future," "target," "trend," "seek to," "will continue," "predict," "likely," "in the event," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are made on the basis of management’s current views and assumptions and are not guarantees of future performance. Forward-looking statements, including but not limited to statements regarding our outlook for Q1 and full year 2026, are inherently subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) unanticipated delays or difficulties in the execution of patent license agreements on acceptable terms or at all; (ii) our ability to expand our revenue opportunities by entering into licensing arrangements with streaming and cloud-based service providers; (iii) the resolution of legal proceedings, including any awards or judgments relating to such proceedings, and changes in the schedules or costs associated therewith; (iv) our ability to maintain a strong patent portfolio and make strategic decisions related to our intellectual property protection; (v) our ability to successfully integrate Deep Render and to recognize the anticipated benefits of the transaction; (vi) the failure of markets for our technologies to materialize to the extent that we expect; (vii) our continued ability to develop new technologies; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on us of, the One Big Beautiful Bill Act, the 2017 Tax Cuts and Jobs Act and other U.S. and non-U.S. tax laws and other tax matters; (ix) the timing and impact of potential regulatory, administrative and legislative matters; (x) the potential effects of macroeconomic conditions or trade conflicts; (xi) our ability to hire and retain key personnel; (xii) operational risks, including cybersecurity events, human failures or other difficulties with our information technology systems; and (xiii) risks related to any new accounting standards or our assumptions and application of relevant accounting standards, including with respect to revenue recognition.

You should not place undue reliance on the forward-looking statements contained herein, which are made only as of the date of this release. We undertake no duty to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

Footnotes
1    Annualized recurring revenue ("ARR") for any quarter is defined as total revenue for the quarter less catch-up revenue for the quarter, multiplied by four. Management believes ARR provides useful information about our financial performance, and our progress toward our 2030 targets. ARR is not a projection or forecast, and actual recurring revenue for any 12-month period will depend on a number of factors beyond our ability to predict or control, including those risks and uncertainties listed above. Additionally, ARR may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
2    Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the Company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. Adjusted EBITDA margin is Adjusted EBITDA over total revenue. These non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.
3    Non-GAAP net income, Non-GAAP EPS, and Non-GAAP weighted-average diluted shares are supplemental non-GAAP financial measures that InterDigital believes provides investors with important insight into the Company's ongoing business performance. InterDigital defines Non-GAAP net income as net income attributable to InterDigital, Inc. plus share-based compensation, acquisition related amortization, depreciation and amortization, restructuring costs, impairment charges and one-time adjustments, losses on extinguishments of long-term debt, the related income tax effect of the preceding items, and adjustments to income taxes. Non-GAAP EPS is defined as Non-GAAP net income divided by Non-GAAP weighted average diluted shares, which adjusts the weighted-average number of common shares outstanding for the dilutive effect of the Company's convertible notes, offset by our hedging arrangements. InterDigital’s computation of these non-GAAP financial measures might not be comparable to similarly named measures reported by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each of these metrics to its most directly comparable GAAP financial measure is provided below.
4    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and capitalized patent costs. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of free cash flow, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure, is provided below.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$158,230	$252,802	$834,015	$868,516
Operating expenses:
Research and portfolio development	57,260	49,052	211,432	196,903
Licensing	32,341	20,027	93,642	169,239
General and administrative	20,843	21,197	68,088	62,862
Total operating expenses	110,444	90,276	373,162	429,004

Income from operations	47,786	162,526	460,853	439,512

Interest expense	(10,535)	(11,335)	(39,962)	(45,421)
Other income, net	12,951	1,842	48,541	35,325
Income before income taxes	50,202	153,033	469,432	429,416
Income tax provision	(7,231)	(19,925)	(62,788)	(70,802)
Net income	$42,971	$133,108	$406,644	$358,614

Net income per common share:
Basic	$1.67	$5.23	$15.77	$14.16
Diluted	$1.20	$4.09	$11.80	$12.07
Weighted average number of common shares outstanding:
Basic	25,724	25,438	25,794	25,325
Diluted	35,745	32,561	34,474	29,711

Cash dividends declared per common share	$0.70	$0.45	$2.60	$1.70

SUMMARY CONSOLIDATED CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$42,971	$133,108	$406,644	$358,614
Non-cash adjustments	(37,786)	(4,150)	69,892	82,283
Working capital changes	58,206	63,076	67,914	(169,369)
Net cash provided by operating activities	63,391	192,034	544,450	271,528
Cash flows from investing activities:
Net (purchases), maturities, and sales of short-term investments	(78,925)	(16,548)	(60,600)	156,660
Capitalized patent costs and property and equipment	(15,253)	(23,303)	(70,515)	(58,737)
Acquisitions	(8,750)	(4,250)	(8,750)	(4,250)
Long-term investments	(415)	14,202	(415)	15,778
Net cash (used in) provided by investing activities	(103,343)	(29,899)	(140,280)	109,451
Cash flows from financing activities:
Payments on long-term debt and warrants	(199)	(2,391)	(1,497)	(141,460)
Repurchase of common stock	(35,650)	—	(102,319)	(66,726)
Dividends paid	(18,041)	(11,374)	(60,682)	(41,799)
Other	(520)	(7,603)	(36,951)	(22,408)
Net cash used in financing activities	(54,410)	(21,368)	(201,449)	(272,393)
Net (decrease) increase in cash, cash equivalents and restricted cash	(94,362)	140,767	202,721	108,586
Cash, cash equivalents, and restricted cash, beginning of period	848,630	410,780	551,547	442,961
Cash, cash equivalents, and restricted cash, end of period	$754,268	$551,547	$754,268	$551,547

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash, cash equivalents, and short-term investments	$1,243,160	$958,208
Accounts receivable	69,816	188,302
Prepaid and other current assets	74,994	84,312
Property & equipment and patents, net	342,469	327,174
Other long-term assets, net	333,851	277,533
Total assets	$2,064,290	$1,835,529
Liabilities and Shareholders' equity
Current portion of long-term debt	$458,376	$456,329
Current deferred revenue	193,722	178,009
Other current liabilities	100,404	91,472
Long-term deferred revenue	135,882	182,119
Long-term debt & other long-term liabilities	74,786	70,385
Total liabilities	963,170	978,314
Total shareholders' equity	1,101,120	857,215
Total liabilities and shareholders' equity	$2,064,290	$1,835,529

RECONCILIATION OF NON-GAAP MEASURES

The following tables present InterDigital's GAAP financial measures reconciled to the non-GAAP financial measures included in this release for the fourth quarter and full year periods ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands)		(in thousands)
	2025	2024	2025	2024
Net income	$42,971	$133,108	$406,644	$358,614
Income tax provision	7,231	19,925	62,788	70,802
Other income, net & interest expense	(2,416)	9,493	(8,579)	10,096
Depreciation and amortization	20,049	17,748	77,531	69,913
Share-based compensation	12,521	17,844	43,156	45,966
Other items(a)	7,859	—	7,376	(4,361)
Adjusted EBITDA [2]	$88,215	$198,118	$588,916	$551,030

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands, except for per share data)		(in thousands, except for per share data)
	2025	2024	2025	2024
Net income	$42,971	$133,108	$406,644	$358,614
Share-based compensation	12,521	17,844	43,156	45,966
Acquisition related amortization	9,072	8,345	35,680	33,372
Other operating items (a)	7,859	—	7,376	(4,361)
Other non-operating items (b)	—	(201)	—	(1,989)
Related income tax and noncontrolling interest effect of above items	(6,185)	(5,457)	(18,105)	(15,327)
Adjustments to income taxes	(332)	(3,067)	(9,669)	(7,337)
Non-GAAP net income [3]	$65,906	$150,572	$465,082	$408,938

Weighted average diluted shares - GAAP	35,745	32,561	34,474	29,711
Less: Dilutive impact of the Convertible Notes	4,674	3,321	4,103	2,393
Weighted average diluted shares - Non-GAAP [3]	31,071	29,240	30,371	27,318

Diluted EPS	$1.20	$4.09	$11.80	$12.07
Non-GAAP EPS [3]	$2.12	$5.15	$15.31	$14.97
(a) Other items in the above tables include one-time expenses related to severance costs from executive and non-executive departures, litigation fee reimbursement, and costs associated with the acquisition of Deep Render for the three months and twelve months ended December 31, 2025. The twelve months ended December 31, 2024 includes one-time contra-expenses of related to litigation fee reimbursements.
(b) Other non-operating items includes losses from observable price changes of our long-term strategic investments.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(in thousands)		(in thousands)
	2025	2024	2025	2024
Net cash provided by operating activities	$63,391	$192,034	$544,450	$271,528
Purchases of property and equipment	(217)	(3,921)	(15,888)	(5,849)
Capitalized patent costs	(15,036)	(19,382)	(54,627)	(52,888)
Free cash flow [4]	$48,138	$168,731	$473,935	$212,791
The following tables present a reconciliation between GAAP and non-GAAP versions of the estimated financial measures for the first quarter of 2026 and full year fiscal 2026 included in this release:

	Outlook
	(in millions)
	Q1 2026	Full Year 2026
Net income	$57 - $66	$202 - $298
Income tax provision	12	48
Other income, net & interest expense	—	(4)
Depreciation and amortization	19	80
Share-based compensation	12	52
Other items	1	3
Adjusted EBITDA [2]	$101 - $110	$381 - $477

	Outlook
	(in millions, except for per share data)
	Q1 2026	Full Year 2026
Net income	$57 - $66	$202 - $298
Share-based compensation	12	52
Acquisition related amortization	8	32
Other operating items	1	3
Other non-operating items	—	—
Related income tax effect of above items	(4)	(18)
Adjustments to income taxes	—	—
Non-GAAP net income [3]	$74 - $83	$271 - $367

Weighted average dilutive shares - GAAP	35.4	35.0
Less: Dilutive impact of the Convertible Notes	4.4	4.0
Weighted average dilutive shares - Non-GAAP [3]	31.0	31.0

Diluted EPS	$1.61 - $1.86	$5.77 - $8.51
Non-GAAP EPS [3]	$2.39 - $2.68	$8.74 - $11.84

CONTACT:	InterDigital, Inc.
investor.relations@interdigital.com
+1 (302) 300-1857